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                                                                    Exhibit 10.1

                    [Letterhead of Shoppers Food Warehouse]


                               December 18, 1996



BY TELECOPIER (301) 772-3910

Dart Group Corporation
3300 75th Avenue
Landover, Maryland 20785
Attention: Chief Financial Officer

Gentlemen:

     Reference is made to the letter dated December 16, 1996 from Dart Group Corporation to Kenneth M. Herman and Robert N. Herman (the "Offer Letter") pursuant to which, inter alia, Dart Group Corporation has offered (the "Purchase Offer") to buy from Kenneth M. Herman, his personal representative and any Permitted Transferees (as that term is defined in the Stockholders' Agreement referred to below) (collectively, the "Hermans") all (but not less than all) of the securities of Shoppers Food Warehouse Corp. that the Hermans hold (specifically, 5,000 shares of Class B voting stock and 11,666 2/3 shares of Class A non-voting stock of Shoppers Food Warehouse Corp.) (the "Herman Shares"), for a price of Two Hundred and Ten Million Dollars ($210,000,000) (the "Offer Price"). The Purchase Offer was made pursuant to Section 7 of that certain Stockholders Agreement, dated June 30, 1988, as amended, by and among Dart Group Corporation, Kenneth M. Herman, "Jumbo Food Stores, Inc." (the name of which is now Shoppers Food Warehouse Corp.) and Robert N. Herman (the "Stockholders' Agreement").

     Kenneth M. Herman, on behalf of himself and the Hermans, hereby accepts the Purchase Offer. The Hermans are prepared to close the sale of the Herman Shares to Dart Group Corporation (the "Closing") on the sixtieth (60) day following the date of this acceptance of the Purchase Offer as provided by the Stockholders' Agreement, or at an earlier date as agreed to by the parties.

     At the Closing, the Hermans will deliver to Dart Group Corporation the documentation listed as paragraphs (1) and (2) of the Offer Letter, as well as any additional transfer forms, documents of title or similar documents or instruments that counsel for Dart Group Corporation and counsel for the Hermans reasonably deem necessary to assure the valid and effective sale, assignment and transfer to Dart Group Corporation of the Herman Shares free and clear of all liens, restrictions, charges, security interests, encumbrances and adverse claims, in each case against transfer by Dart Group Corporation to the Hermans of the Offer Price in immediately available funds to a bank account or accounts designated in writing by Kenneth M. Herman.





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Dart Group Corporation
December 18, 1996
Page 2


     We look forward to completing the sale of the Herman Shares to Dart Group Corporation.


                                   Very truly yours,


                                   /S/  KENNETH HERMAN

                                   Kenneth Herman



cc:  Kenneth J. Ayres, Esq. (by fax)
     Jones, Day, Reavis & Pogue
     1450 G Street, N.W.
     Washington, D.C. 20005
     Fax no: (202) 737-2832

     Robert N. Herman

     Dennis J. Block, Esq.
     Weil, Gotshal & Manges





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